EXHIBIT 99.1

                           BLUE DOLPHIN ENERGY COMPANY


PRESS RELEASE

FOR IMMEDIATE RELEASE
May 14, 2009

BLUE DOLPHIN ENERGY COMPANY REPORTS FIRST QUARTER RESULTS

Houston, May 14 / PRNewswire / -- Blue Dolphin Energy Company (NASDAQ: BDCO) ("Blue Dolphin"), an independent oil and gas company with operations in the Gulf of Mexico, today reported financial results for the three month period ended March 31, 2009.

For the three months ended March 31, 2009, Blue Dolphin announced a net loss of $1,000,009 on revenues of $536,705 compared to a net loss of $525,374 on revenues of $678,537 for the three months ended March 31, 2008. Net income decreased primarily due to production interruptions resulting from damage to third party shore facilities during Hurricane Ike in September 2008, as well as lower commodity prices. In addition, we recognized an impairment on our oil and gas properties of $203,110 resulting from the lower commodity prices.


                               (In thousands, except per share amounts)
                                    Three Months Ended
                                March 31,                        Net Change
                              -------------------------------
                                   2009            2008         2009 vs 2009
                              ---------------  --------------  ---------------

Revenues                       $        537     $       679      $     (142)
Net loss                       $     (1,000)    $      (525)     $     (475)
Net loss per common share
Basic                          $      (0.09)    $      (0.05)    $    (0.04)
Diluted                        $      (0.09)    $      (0.05)    $    (0.04)


There are currently 11,745,299 shares of common stock issued and outstanding.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate and production of oil and gas. For further information visit the Company's website at http://www.blue-dolphin.com.

Contact:
Thomas W. Heath
President, Assistant Treasurer & Secretary
713-568-4725

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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